Exhibit (a)(1)(F)

LETTER TO CLIENTS

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

PAR VALUE $0.01 PER SHARE

OF

OAO TECHNOLOGY SOLUTIONS, INC.

AT

$3.15 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK

CITY TIME, ON DECEMBER 12, 2003, UNLESS THE OFFER IS EXTENDED.

November 13, 2003

To our Clients:

Enclosed for your consideration are the Offer to Purchase, dated November 13, 2003 (the “Offer to Purchase”) and the related Letters of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by OAO Technology Solutions, Inc., a Delaware corporation (the “Company”), to purchase all outstanding shares of its common stock, par value $0.01 per share (the “Shares”), at $3.15 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase.

WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF THE SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1. OAOT is offering to buy any and all of the outstanding shares of its common stock. The tender offer price is $3.15 net per share in cash, without interest.

2. This tender offer is being made pursuant to an Agreement and Plan of Merger, dated November 5, 2003, by and among Terrapin Partners Holding Company LLC (“TP HoldCo”), Terrapin Partners Subsidiary LLC (“TP Sub”), TP Sub’s wholly-owned subsidiary, TP Merger Sub, Inc., and OAOT (the “Merger Agreement”).

3. Although the tender offer is being made to all holders of OAOT common stock, TP HoldCo and its affiliates will not tender any OAOT shares pursuant to the tender offer. TP HoldCo is the beneficial owner of approximately 51% of the outstanding OAOT shares through TP Sub.

4. The board of directors of OAOT, based on the unanimous recommendation of a special committee of independent directors formed to evaluate the tender offer and other factors described in this Offer to Purchase, has unanimously approved the tender offer upon the terms and conditions set forth herein. Notwithstanding such approval, none of OAOT, its board of directors or the special committee thereof makes any recommendation regarding whether you should tender or refrain from tendering your shares. The board of directors of OAOT has approved the Merger Agreement and recommended adoption of the Merger Agreement by the stockholders of OAOT if required by applicable law. See “Special Factors—Background of the Offer” of the Offer to Purchase.

5. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 12, 2003, UNLESS THE OFFER IS EXTENDED.

6. The Offer is conditioned upon, among other things, the tender of at least a majority of the outstanding Shares held by the unaffiliated stockholders (excluding, for such purposes, shares beneficially owned by TP HoldCo and its affiliates and the directors and officers of the Company) (the “Majority of the Minority Condition”). The Offer is also subject to the other conditions set forth in the Offer to Purchase. The Company reserves the right to waive any of the conditions, other than the Majority of the Minority Condition and the Solvency Opinion Condition (as defined in the Offer to Purchase), or any of the other conditions to the tender offer described in Section 10, “The Offer—Certain Conditions of the Offer,” of the Offer to Purchase.

7. Tendering holders of Shares (“Holders”) whose Shares are registered in their own name and who tender directly to Mellon Investor Services LLC, as depositary (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Company pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

8. Notwithstanding any other provision of the Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) with respect to such Shares) into the Depositary’s account at The Depository Trust Company, (b) a Letter of Transmittal properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3, “Procedure for Tendering Shares,” of the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY THE COMPANY, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK OF

OAO TECHNOLOGY SOLUTIONS, INC.

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated November 13, 2003, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by OAO Technology Solutions, Inc., a Delaware corporation (the “Company”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), at $3.15 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase.

This will instruct you to tender to the Company the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the offer.

Number of Shares to be Tendered*	SIGN HERE
Account No.	Signatures
Dated:	Print Name(s)
Address (es)
Area Code and Telephone Number
Tax Identification or Social Security

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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